Rule 10f-3 Transactions.

Trade Date: 12/16/2010

Security Description: Res-Care, Inc.

FAF Quantity Purchased: 1,000,000

FAF Percent Purchased: 0.500%


Purchase Price: $12.25


First Available Public Price at Close: $102.50

Purchasing Fund: American Income Fund

Underwriterfrom Whom Purchased: J.P. Morgan

Underwriting Syndicate Members:
	J.P. Morgan
	BofA
	Merrill Lynch
	U.S. Bancorp Investments, Inc.
	Fifth Third Securities, Inc.